Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations	Applied Imaging Corp.
Crocker Coulson, President 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 crocker.coulson@ccgir.com	Terry Griffin, Chief Financial Officer 120 Baytech Drive, San Jose, CA 95134 (408) 719-6417 tgriffin@aicorp.com

FOR IMMEDIATE RELEASE:

Applied Imaging Announces First-Quarter 2005 Results

San Jose, CA, May 24, 2005 – Applied Imaging Corp. (Nasdaq: AICXD) today announced financial and operating results for the first quarter ended March 31, 2005.

Total revenues for the three months ended March 31, 2005 were $4.9 million, on par with the $4.9 million generated in the first quarter of 2004.

The Company incurred a net loss of $511,000, or $(0.11) per share, for the quarter, as compared to a loss of $643,000, or $(0.16) per share, in the first quarter of 2004. Per share numbers reflect the one-for-four reverse stock split implemented by the Company on May 20, 2005.

Gross profit decreased slightly to $2.9 million in the first quarter of 2005, from $3.0 million in the first quarter of 2004. Gross margin for the first quarter of 2005 was 58.6%, versus 61.8% in the same prior-year period.

Operating expenses were $3.3 million for the quarter, as compared to $3.6 million in the first quarter of 2004. The reduction in expenses was primarily attributable to a January 2005 initiative to streamline and simplify the Company’s management structure, partially offset by expenses associated with the settlement of patent infringement litigation and incremental investments in the Company’s Circulating Tumor Cell subsidiary (CTC, Inc.).

“Overall, we were on track in the first quarter of 2005, with revenue, expenses and cash flow in line with our financial plan” stated Robin Stracey, President and CEO of Applied Imaging. “Beyond our financial performance, in the first quarter of 2005, we made significant progress on several key operational milestones. During the quarter, we successfully concluded ISO audits at major sites in the United States and the United Kingdom with no non-conformances, launched CytoVision® 3.6 software and obtained FDA 510(k) clearance for the Her-2/neu FISH assay on the Ariol® system. Additionally, we eliminated significant costs by concluding our expanded audit and the subsequent restatement of our 2002, 2003 and first half 2004 financial statements, and by settling our patent infringement litigation with Clarient, Inc.” added Mr. Stracey.

May 24, 2005	Applied Imaging Announces First-Quarter 2005 Results	Page 2

“In our circulating tumor cell system development effort, our CTC subsidiary made solid gains in achieving initial technical milestones. We demonstrated success in extracting red and white blood cells from blood samples to concentrate tumor cells for further analysis with our Ariol® system. We have also made significant progress in establishing relationships with key opinion leaders to help with optimizing and validating aspects of the circulating tumor cell project.” concluded Mr. Stracey.

Financial Condition

As of March 31, 2005, the Company had cash and cash equivalents of $2.8 million, compared to $3.9 million at December 31, 2004.

Cash used in operations for the quarter ended March 31, 2005 was $531,000, compared to cash provided by operations of $565,000 for the three months ended March 31, 2004. Cash used in operations in 2005 included a net loss of $511,000 and payments of $623,000 for accrued expenses. Accrued expenses consisted of audit fees for the restatement of the Company’s prior financial statements, as well as expenses associated with the settlement of the Clarient patent litigation.

Outlook

The Company is projecting revenues of approximately $20 million for the year. Second quarter results will continue to be impacted by transitional costs associated with the restatement of prior period financial statements; however the Company expects to achieve operating profitability in its core imaging business in the second half of 2005. Overall, with incremental investments anticipated for the Circulating Tumor Cell subsidiary, the Company is projecting a modest loss for the second half and for the full financial year.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and cancer applications. The Company markets a wide range of imaging and image analysis systems for fluorescence and brightfield microscopy, including the Company’s Ariol®, SPOT™ and CytoVision® product families. Applied Imaging has installed over 3,500 systems in over 1,000 laboratories in more than 60 countries. The Company is also developing a system for the detection, quantification and characterization of circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at www.aicorp.com.

Code: AICXG

May 24, 2005	Applied Imaging Announces First-Quarter 2005 Results	Page 3

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, future financial performance, and anticipated timing of spending on operational initiatives, including the circulating tumor cell subsidiary. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including those factors set forth in “Business—Additional Factors that Might Affect Future Results,” commencing on page 11 of Applied Imaging’s Form 10-K for 2004, filed with the Securities and Exchange Commission on April 27, 2005. The forward-looking statements in this news release are made as of May 24, 2005, and Applied Imaging is under no obligation to revise or update the forward-looking statements.

- Financial Tables Follow -

Applied Imaging Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three months ended March 31,
	2005	2004
Revenues	$4,890	$4,915
Cost of revenues	2,025	1,878

Gross profit	2,865	3,037

Operating expenses
Research and development	890	891
Sales & marketing	1,390	1,707
General and administrative	1,059	1,037

Total operating expenses	3,339	3,635

Operating loss	(474)	(598)

Other income (expense), net	(37)	(45)

Net loss	$(511)	$(643)

Net loss per share
- basic and diluted	$(0.11)	$(0.16)
Weighted average shares outstanding
- basic and diluted	4,772	3,991

Selected Consolidated Balance Sheet Data *

(Unaudited, in thousands)

	March 31, 2005	December 31, 2004
Cash and cash equivalents	$2,764	$3,927
Restricted Cash	188	193
Working capital	(15)	603
Total assets	12,472	14,032
Total stockholder’s equity	2,925	3,436

*	NOTE: Selected financial information. Please see the appropriate Company reports on Forms 10-Q and 10-K as filed with the Securities and Exchange Commission for complete financial information and Notes.